RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888

Pricing Supplement Dated April 27, 2015 To the Product Prospectus Supplement No. TP-1, Dated July 26, 2013, and the Prospectus Supplement and Prospectus, Each Dated July 23, 2013	$775,000 Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Exchange Traded Funds, Due May 2, 2017 Royal Bank of Canada

Royal Bank of Canada is offering Trigger Phoenix Autocallable Notes (the “Notes”) linked to the worst performing of the shares of two exchange traded funds (each, a “Reference Stock,” and collectively, the “Reference Stocks”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement. The Notes will not be listed on any securities exchange.

Reference Stocks	Initial Stock Price	Trigger Price and Coupon Barrier
Market Vectors Oil Services ETF (“OIH”)	$37.59	$28.19 (75% of its Initial Stock Price, rounded to two decimal places)
Energy Select Sector SPDR® Fund (“XLE”)	$81.89	$61.42 (75% of its Initial Stock Price, rounded to two decimal places)
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated July 26, 2013, on page S-1 of the prospectus supplement dated July 23, 2013, and “Selected Risk Considerations” beginning on page P-9 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	April 27, 2015	Principal Amount:	$1,000 per Note
Issue Date:	April 30, 2015	Maturity Date:	May 2, 2017
Observation Dates:	Quarterly, as set forth on page P-2 of this pricing supplement.	Coupon Payment Dates:	Quarterly, as set forth on page P-2 of this pricing supplement.
Valuation Date	April 27, 2017	Contingent Coupon Rate:	8.00% per annum.
Contingent Coupon:
If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Stock Price of the Worst Performing Reference Stock:
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price of the Worst Performing Reference Stock is less than its Trigger Price.
If the Final Stock Price of the Worst Performing Reference Stock is less than its Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, the number of shares of the Worst Performing Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.
Investors could lose some or all of the value of their initial investment if there has been a decline in the trading price of Worst Performing Reference Stock.

Worst Performing Reference Stock:	The Reference Stock with the largest percentage decrease (or the smallest percentage increase, if neither decreases) between its Initial Stock Price and its Final Stock Price.
Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Worst Performing Reference Stock equal to the principal amount divided by its Initial Stock Price, subject to adjustment as described in the product prospectus supplement.

Call Feature:
If the closing price of each Reference Stock is greater than or equal to its Initial Stock Price on any Observation Date, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to that Observation Date.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
CUSIP:	78013GAA3
	Per Note	Total
Price to public	100.00%	$775,000
Underwriting discounts and commissions	1.75%	$13,562.50
Proceeds to Royal Bank of Canada	98.25%	$761,437.50
The initial estimated value of the Notes as of the Trade Date is $964.21 per $1,000 in principal amount, and is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $17.50 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of up to $17.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-21 below.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This pricing supplement relates to an offering of Trigger Phoenix Autocallable Notes (the “Notes”) linked to the worst performing of two exchange traded funds (the “Reference Stocks”).

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series F

Trade Date:	April 27, 2015

Issue Date:	April 30, 2015

Term:	Two years

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Designated Currency:	U.S. Dollars

Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:

•     If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.

•     If the closing price of either of the Reference Stocks is less than its Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.

You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	8.00% per annum.

Observation Dates:	Quarterly on July 27, 2015, October 27, 2015, January 27, 2016, April 27, 2016, July 27, 2016, October 27, 2016, January 27, 2017 and the Valuation Date.

Coupon Payment Dates:	The Contingent Coupon, if applicable, will be paid on July 30, 2015, October 30, 2015, February 1, 2016, May 2, 2016, August 1, 2016, November 1, 2016, February 1, 2017 and the Maturity Date.

Call Feature:	If, on any Observation Date, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called.

Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon that may be otherwise due on that Call Settlement Date.

Call Settlement Dates:	If the Notes are called on any Observation Date, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.

Valuation Date:	April 27, 2017

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

Maturity Date:	May 2, 2017

Initial Stock Price:	For each Reference Stock, its closing price on the Trade Date, as specified on the cover page of this pricing supplement.

Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.

Trigger Price and Coupon Barrier:	For each Reference Stock, 75% of its Initial Stock Price, as specified on the cover page of this pricing supplement.

Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Stock Price of the Worst Performing Reference Stock:

•     If the Final Stock Price of the Worst Performing Reference Stock is greater than or equal to its Trigger Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.

•     If the Final Stock Price of the Worst Performing Reference Stock is less than its Trigger Price, you will receive at maturity, for each $1,000 in principal amount, the number of shares of the Worst Performing Reference Stock equal to the Physical Delivery Amount, or at our election, the Cash Delivery Amount.  If we elect to deliver shares of the Worst Performing Reference Stock, fractional shares will be paid in cash.

The value of the shares or cash that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Worst Performing Reference Stock from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of their investment if there has been a decline in the trading price of the Worst Performing Reference Stock below its Trigger Price.

Physical Delivery Amount:
For each $1,000 in principal amount, a number of shares of the Worst Performing Reference Stock equal to the principal amount divided by its Initial Stock Price, subject to adjustment as described in the product prospectus supplement.  If this number is not a round number, then the number of shares of the Worst Performing Reference Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Cash Delivery Amount:	The product of the Physical Delivery Amount multiplied by the Final Stock Price of the Worst Performing Reference Stock.

Worst Performing Reference Stock:	The Reference Stock with the largest percentage decrease (or the smallest percentage increase, if neither decreases) between its Initial Stock Price and its Final Stock Price.

Underlying Return:	Final Stock Price – Initial Stock Price Initial Stock Price

Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to either of the Reference Stocks will result in the postponement of an Observation Date or the Valuation Date as to that Reference Stock, but not to any non-affected Reference Stock.

Calculation Agent:	RBCCM

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid contingent income-bearing derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion below under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P-2, P-3 and P-4 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 26, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and in the product prospectus supplement dated July 26, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement dated July 26, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004111/c725133424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

HYPOTHETICAL EXAMPLES

The examples below are based on the following terms:

Hypothetical Initial Stock Price (for each Reference Stock):	$100.00*
Hypothetical Trigger Price and Coupon Barrier (for each Reference Stock):	$75.00, which is 75% of its Initial Stock Price
Contingent Coupon Rate:	8.00% per annum (or 2.00% per quarter)
Contingent Coupon Amount:	$20.00 per quarter
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note

* The hypothetical Initial Stock Price of $100 for each Reference Stock used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Stock Price of either Reference Stock.  The actual Initial Stock Price of each Reference Stock is set forth on the cover page of this pricing supplement.

Final Stock Price of the Worst Performing Reference Stock	Reference Stock Return of the Worst Performing Reference Stock	Payment at Maturity (assuming that the Notes were not previously called)*	Value of Physical or Cash Delivery Amount
$200.00	100%	$1,000.00	n/a
$190.00	90%	$1,020.00	n/a
$180.00	80%	$1,020.00	n/a
$170.00	70%	$1,020.00	n/a
$160.00	60%	$1,020.00	n/a
$150.00	50%	$1,020.00	n/a
$140.00	40%	$1,020.00	n/a
$130.00	30%	$1,020.00	n/a
$120.00	20%	$1,020.00	n/a
$110.00	10%	$1,020.00	n/a
$100.00	0%	$1,020.00	n/a
$90.00	-10%	$1,020.00	n/a
$80.00	-20%	$1,020.00	n/a
$75.00	-25%	$1,020.00	n/a
$70.00	-30%	Physical or Cash Delivery Amount	$700.00
$60.00	-40%	Physical or Cash Delivery Amount	$600.00
$40.00	-60%	Physical or Cash Delivery Amount	$400.00
$30.00	-70%	Physical or Cash Delivery Amount	$300.00
$20.00	-80%	Physical or Cash Delivery Amount	$200.00
$10.00	-90%	Physical or Cash Delivery Amount	$100.00
$0.00	-100%	Physical or Cash Delivery Amount	$0.00

* Including the final Contingent Coupon, if payable.

The following examples illustrate how the payments at maturity set forth in the table above and payments upon an automatic call are calculated:

In Examples 1 and 2, the hypothetical closing price of each Reference Stock is greater than or equal to its hypothetical Initial Stock Price on one of the Observation Dates. Because the hypothetical closing price of each Reference Stock is greater than or equal to its hypothetical Initial Stock Price on one of the Observation Dates, the Notes are automatically called. In Examples 3 and 4, the hypothetical closing price of one or both of the Reference Stocks on the Observation Dates is less than its Initial Stock Price, and, consequently, the Notes are not automatically called.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

Example 1
Observation Dates	Hypothetical Closing Price of Reference Stock #1	Hypothetical Closing Price of Reference Stock #2	Contingent Coupon	Payment if the Notes Are Called*
#1	$105	$103	—*	$1,020.00
#2	N/A	N/A	N/A	N/A
#3	N/A	N/A	N/A	N/A
#4	N/A	N/A	N/A	N/A
#5-#7	N/A	N/A	N/A	N/A
Valuation Date	N/A	N/A	N/A	N/A
* Includes the unpaid Contingent Coupon with respect to the Observation Date on which the hypothetical closing price of each Reference Stock is greater than or equal to the Initial Stock Price.

In Example 1, the Notes are automatically called following the first Observation Date as the closing price of each Reference Stock on the first Observation Date is greater than its Initial Stock Price. Payment will be calculated as follows:

Principal Amount + Contingent Coupon = $1,000 + $20.00 = $1,020.00

In this example, the Call Feature limits the term of your investment to approximately three months.

Example 2
Observation Dates	Hypothetical Closing Price of Reference Stock #1	Hypothetical Closing Price of Reference Stock #2	Contingent Coupon	Payment if the Notes Are Called*
#1	$88	$94	$20.00	N/A
#2	$106	$97	$20.00	N/A
#3	$105	$103	—*	$1,020.00
#4	N/A	N/A	N/A	N/A
#5 - #7	N/A	N/A	N/A	N/A
Valuation Date	N/A	N/A	N/A	N/A
* Includes the unpaid Contingent Coupon with respect to the Observation Date on which the hypothetical closing price of each Reference Stock is greater than or equal to the Initial Stock Price.

In Example 2, the Notes are automatically called following the third Observation Date, as the closing price of each Reference Stock on the third Observation Date is greater than its Initial Stock Price. (The Notes were not called on the second Observation Date, as the closing price of only one of the Reference Stocks was greater than its Initial Stock Price.) As the closing price of each Reference Stock on the first two Observation Dates is greater than the Coupon Barrier and Trigger Price, you receive the Contingent Coupon of $20.00 with respect to each of those Observation Dates. Following the third Observation Date, you receive a payment of $1,020.00, which includes the Contingent Coupon with respect to the third Observation Date.

In this example, the Call Feature limits the term of your investment to approximately nine months. Further, although each of the Reference Stocks has appreciated from the Initial Stock Price on the third Observation Date, you only receive a payment of $1,020.00 per Note and do not benefit from that appreciation.
Examples 3 and 4 illustrate the payment at maturity per Note based on the Final Stock Price of the Worst Performing Reference Stock.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

Example 3
Observation Dates	Hypothetical Closing Price of the Worst Performing Reference Stock	Contingent Coupon	Payment if the Notes Are Called*
#1	$52	$0	N/A
#2	$58	$0	N/A
#3	$54	$0	N/A
#4	$59	$0	N/A
#5 - #7	$50 - $55	$0	N/A
Valuation Date	$55	$0	N/A
Payment at Maturity	$550
* The final Contingent Coupon, if any, will be paid at maturity.

In Example 3, the closing price of the Worst Performing Reference Stock remains below the Coupon Barrier and Trigger Price throughout the term of the Notes. As a result, you do not receive any Contingent Coupons during the term of the Notes and, at maturity, you are fully exposed to the decline in this Reference Stock. As the Final Stock Price of the Worst Performing Reference Stock is less than its Trigger Price, you will receive 10 shares of the Worst Performing Reference Stock per $1,000 in principal amount of the Notes, or at our option, the Cash Delivery Amount, calculated as follows:

Physical Delivery Amount x Final Stock Price = 10 x $55 = $550.00

Example 4
Observation Dates	Hypothetical Closing Price of the Worst Performing Reference Stock	Contingent Coupon	Payment if the Notes Are Called*
#1	$52	$0	N/A
#2	$58	$0	N/A
#3	$54	$0	N/A
#4	$61	$0	N/A
#5 - #7	$50 - $68	$0	N/A
Valuation Date	$76	$20.00*	N/A
Payment at Maturity	$1,020.00

In Example 4, the closing price of the Worst Performing Reference Stock decreases to a Final Stock Price of $66. Although the Final Stock Price of the Worst Performing Reference Stock is less than its Initial Stock Price, because the Final Stock Price of the Worst Performing Reference Stock is still not less than its Trigger Price, you will receive the principal amount plus the Contingent Coupon with respect to the final Observation Date. Your payment at maturity would be:

$1,000 + $20.00 = $1,020.00

In this example, although the Final Stock Price of the Worst Performing Reference Stock represents a 24% decline from its Initial Stock Price, you will receive the principal amount plus the Contingent Coupon, equal to a total payment of $1,020.00 per Note at maturity.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the section “Risk Factors” beginning on page PS-5 of the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk — Investors in the Notes could lose some or a substantial portion of their principal amount if there is a decline in the trading price of the Worst Performing Reference Stock between the Trade Date and the Valuation Date. If the Notes are not automatically called and the Final Stock Price of the Worst Performing Reference Stock on the Valuation Date is less than its Trigger Price, the value of the shares of the Worst Performing Reference Stock or cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Worst Performing Reference Stock from the Trade Date to the Valuation Date. Any Contingent Coupons received on the Notes prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Observation Date, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date. You will not receive any coupon payments after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive Any Contingent Coupons — We will not necessarily make any coupon payments on the Notes. If the closing price of either of the Reference Stocks on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of either of the Reference Stocks is less than its Coupon Barrier on each of the Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will also incur a loss of principal, because the Final Stock Price of the Worst Performing Reference Stock will be less than its Trigger Price.

•
Your Payment at Maturity May Be Determined Solely by Reference to the Worst Performing Reference Stock Even if the Other Reference Stock Performs Better — If either of the Reference Stocks has a Final Stock Price that is less than its Trigger Price, your return will be linked to the Worst Performing Reference Stock. Even if the Final Stock Price of the other Reference Stock has increased compared to its Initial Stock Price, or has experienced a decrease that is less than that of the Worst Performing Reference Stock, your return will only be determined by reference to the performance of the Worst Performing Reference Stock, regardless of the performance of the other Reference Stock.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Stock Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Worst Performing Reference Stock — The Payment at Maturity will be determined only by reference to the performance of the Worst Performing Reference Stock, regardless of the performance of the other Reference Stock. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each Reference Stock would not be combined, and the depreciation of either Reference Stock would not be mitigated by any appreciation of the other Reference Stock. Instead, your return will depend solely on the Final Stock Price of the Worst Performing Reference Stock.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stocks. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Worst Performing Reference Stock even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stocks.

•
Reinvestment Risk — If your Notes are redeemed early, the term of the Notes may be as short as approximately three months. You may be unable to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk if the Notes are redeemed prior to the Maturity Date.

•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the amount due on any relevant payment date is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the prices of the Reference Stocks increase after the Trade Date. No assurance can be given as to what our financial condition will be during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
An Investment in the Notes is Subject to Risks Associated with the Energy Sector — All of the equity securities included in the Reference Stocks are issued by companies whose primary line of business is directly associated with the energy sector. Stock prices for energy sector companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending will likewise affect the performance of energy companies. In addition, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to energy conservation and the success of exploration projects. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in other areas, would adversely impact the performance of the Reference Stocks. As a result, the References Assets will be more volatile than an exchange traded fund whose sector(s) is more diversified.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

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Adjustments to the Reference Stocks Could Adversely Affect the Notes — Market Vectors ETF Trust and Van Eck Associates Corporation (“Van Eck”) and SSgA Funds Management, Inc. (“SSFM”), as the investment advisers of the OIH and the XLE, respectively, are responsible for calculating and maintaining the Reference Stocks. An investment adviser can add, delete or substitute the stocks comprising the applicable Reference Stock. An investment adviser may make other methodological changes that could change the price of a Reference Stock at any time. If one or more of these events occurs, the calculation of the closing prices of the Reference Stocks on an Observation Date or of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could affect whether the Notes are automatically called on an Observation Date or could adversely affect the amount payable at maturity and/or the market value of the Notes.

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Changes that Affect the Underlying Indices of the Reference Stocks Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity — The policies of the sponsors or compilation agent of the underlying indices of the Reference Stocks concerning the calculation of those indices, additions, deletions or substitutions of the components of those indices and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in those indices and, therefore, could affect the share price of the Reference Stocks, whether the Notes are called on an Observation Date, the amount payable on the Notes at maturity, if applicable, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if one of those entities changes these policies, for example, by changing the manner in which it calculates the applicable index, or if the calculation or publication of the index is discontinued or suspended.

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Owning the Notes Is Not the Same as Owning the Reference Stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the securities held by the Reference Stocks during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stocks may have. Furthermore, the Reference Stocks may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

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There Is No Affiliation Between the Investment Advisors or the Index Sponsors and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Investment Advisors or Index Sponsors — We are not affiliated with the investment advisers or the index sponsors or compilation agent. However, we and our affiliates may currently, or from time to time in the future, engage in business with these entities. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other entity prepares. You, as an investor in the Notes, should make your own investigation into the Reference Stocks and the companies in which they invest. None of these companies are involved in this offering, and have no obligation of any sort with respect to your Notes. These companies have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

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The Correlation Between the Performance of Each Reference Stock and the Performance of the Applicable Underlying Index May Be Imperfect — The performance of each Reference Stock is linked principally to the performance of the applicable underlying index. However, the return on each Reference Stock may correlate imperfectly with the return on the applicable underlying index.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

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Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stocks or securities held by the Reference Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Stocks, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of securities held by the Reference Stocks, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the price of the Reference Stocks, and, therefore, the market value of the Notes.

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The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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The Initial Estimated Value of the Notes on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

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Market Disruption Events and Adjustments — The payment at maturity, each Observation Date, and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

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Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

INFORMATION REGARDING THE REFERENCE STOCKS

Information provided to or filed with the SEC by the Reference Stocks under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, for the OIH and 333-57791 and 811-08837, respectively, for the XLE through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information.  None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.

The following information regarding the Reference Stocks is derived from publicly available information.

We have not independently verified the accuracy or completeness of reports filed by the Reference Stocks with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.

The Notes are not sponsored, endorsed, sold or promoted by either investment adviser. Each investment adviser makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Each investment adviser has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

We obtained the information regarding the historical performance of each Reference Stock set forth below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Stocks should not be taken as an indication of their future performance, and no assurance can be given as to the market prices of the Reference Stocks on any Observation Date or on the Valuation Date. We cannot give you assurance that the performance of the Reference Stocks will not result in the loss of all or part of your investment.

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Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

The Market Vectors Oil Services ETF

The OIH is an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the OIH. The OIH is an exchange traded fund that trades on NYSE Arca under the ticker symbol “OIH.”

Investment Objective

The OIH seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the publicly traded securities in the Market Vectors US Listed Oil Services 25 Index (the “MVOIHTR”). The MVOIHTR is a rules-based index intended to track the overall performance of 25 of the largest U.S. listed, publicly traded oil services companies. The MVOIHTR is comprised of common stocks and depositary receipts of U.S. exchange-listed companies in the oil services sector. These companies may include foreign companies that are listed on a U.S. exchange. Companies are considered to be in the oil services sector if they derive at least 50% of their revenues from oil services, which include oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the MVOIHTR.

Indexing Investment Approach

The OHI utilizes a “passive” or indexing investment approach and attempts to approximate the investment performance of the MVOIHTR by investing in a portfolio of securities that generally replicates the MVOIHTR. It is possible that the OIH may not fully replicate the performance of the MVOIHTR due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

The Market Vectors US Listed Oil Services 25 Index

We have derived all information contained in this pricing supplement regarding the MVOIHTR from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors Index Solutions GmbH. The MVOIHTR was developed by Market Vectors Index Solutions GmbH and is calculated, maintained and published by Market Vectors (“Market Vectors”), a wholly-owned subsidiary of Van Eck. Market Vectors has no obligation to continue to publish, and may discontinue the publication of, the MVOIHTR. The MVOIHTR is reported by Bloomberg under the ticker symbol “MVOIHTR.”

The MVOIHTR is a sector index that tracks the performance of the largest and most liquid US-listed companies that generate at least 50% of their revenues from oil services. The index contains only companies that meet strict size and liquidity requirements and are engaged primarily in oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the MVOIHTR. Your return on the notes is linked to the performance of the OIH and not the direct performance of the MVOIHTR.

Constituent stocks of the index must have a market capitalization of greater than $150 million as of the end of the month prior to the month in which a rebalancing date occurs to be eligible for inclusion. Stocks whose market capitalizations fall below $75 million as of the end of the month prior to the month in which any rebalancing date occurs will no longer be eligible. Stocks must have a three month average daily trading volume of at least $1 million to be eligible for the index and issuers of such stocks must have traded at least an average of 250,000 shares per month over the last six months. Only shares that trade on a recognized U.S. exchange may qualify.

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Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

The index is calculated using a capitalization weighting methodology, adjusted for float. The index is rebalanced semi-annually, at the close of business on the third Friday in March and September, and companies are added and/or deleted based upon the index eligibility criteria. Companies with recent stock exchange listings (i.e., initial public offerings) may be added to the index on a semi-annual basis, provided the companies meet all eligibility criteria and have been trading for more than 30 trading days. The share weights of the index components are adjusted on a quarterly basis (every third Friday in a quarter-end month).

Historical Information

Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the four calendar quarters of 2012, 2013, and 2014, the first calendar quarter of 2015 and for the period from April 1, 2015 to April 27, 2015.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock	Low Intra-Day Price of the Reference Stock	Period-End Closing Price of the Reference Stock
1/1/2012	3/31/2012	$45.14	$38.54	$40.62
4/1/2012	6/30/2012	$41.73	$32.55	$35.64
7/1/2012	9/30/2012	$43.84	$34.94	$40.20
10/1/2012	12/31/2012	$41.63	$36.25	$38.68
1/1/2013	3/31/2013	$45.12	$39.08	$42.94
4/1/2013	6/28/2013	$45.79	$39.42	$42.78
7/1/2013	9/30/2013	$48.52	$42.98	$47.08
10/1/2013	12/31/2013	$51.09	$46.63	$48.07
1/1/2014	3/31/2014	$50.65	$44.57	$50.33
4/1/2014	6/30/2014	$57.77	$48.99	$57.76
7/1/2014	9/30/2014	$58.00	$49.23	$49.61
10/1/2014	12/31/2014	$49.83	$33.54	$35.92
1/1/2015	3/31/2015	$36.90	$31.52	$33.71
4/1/2015	4/27/2015	$38.63	$33.73	$37.59

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

The graph below illustrates the performance of this Reference Stock from December 21, 2011 (the date on which this Reference Stock commenced trading) to April 27, 2015, based on the Initial Stock Price of $37.59, which was the closing price of this Reference Stock on April 27, 2015. The dotted line represents the Coupon Barrier and Trigger Price of $28.19, which is equal to 75% of its Initial Stock Price.

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Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

The Energy Select Sector SPDR® Fund

The XLE is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of ten separate investment portfolios, including the Fund, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The XLE trades on the NYSE Arca under the ticker symbol “XLE.”

The XLE utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The XLE typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as that index. The XLE will normally invest at least 95% of its total assets in the common stocks that comprise the applicable underlying index.

The XLE seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Energy Select Sector Index. The S&P® Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The XLE is composed of companies whose primary line of business is directly associated with the energy sector. As of April 24, 2015, there were 43 energy companies included in the XLE.

Eligibility Criteria for Index Components

The stocks included in each Select Sector Index are selected by Merrill Lynch acting as index sponsor, in consultation with Standard & Poor’s Financial Services LLC (“S&P”), from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.

Index Maintenance

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.

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The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

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Merrill Lynch, acting as the index sponsor, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

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S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.

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Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements

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Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

Calculation of the Underlying Index

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.

SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Historical Information

Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the four calendar quarters of 2012, 2013, and 2014, the first calendar quarter of 2015 and for the period from April 1, 2015 to April 27, 2015.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock	Low Intra-Day Price of the Reference Stock	Period-End Closing Price of the Reference Stock
1/1/2012	3/31/2012	$76.49	$68.75	$71.73
4/1/2012	6/30/2012	$72.99	$61.11	$66.37
7/1/2012	9/30/2012	$77.35	$64.64	$73.48
10/1/2012	12/31/2012	$75.19	$67.78	$71.44
1/1/2013	3/31/2013	$80.13	$72.00	$79.32
4/1/2013	6/28/2013	$83.95	$73.53	$78.36
7/1/2013	9/30/2013	$85.74	$78.35	$82.88
10/1/2013	12/31/2013	$88.53	$81.33	$88.51
1/1/2014	3/31/2014	$89.59	$81.78	$89.06
4/1/2014	6/30/2014	$101.51	$88.24	$100.10
7/1/2014	9/30/2014	$100.96	$90.06	$90.62
10/1/2014	12/31/2014	$91.05	$72.51	$79.16
1/1/2015	1/26/2015	$82.42	$71.70	$77.58
4/1/2015	4/27/2015	$83.22	$77.02	$81.89

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

The graph below illustrates the performance of this Reference Stock from January 3, 2011 to April 27, 2015, based on the Initial Stock Price of $81.89, which was the closing price of this Reference Stock on April 27, 2015. The dotted line represents the Coupon Barrier and Trigger Price of $61.42, which is equal to 75% of its Initial Stock Price.

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Trigger Phoenix Autocallable Notes Linked to the Worst Performing Two Exchange Traded Funds, Due May 2, 2017

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements, and to the extent inconsistent, supersedes, the discussion in the product prospectus supplement dated July 26, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under proposed Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the securities, may be treated as dividend equivalents. If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Delivery of the Notes will be made against payment for the Notes on April 30, 2015, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated July 23, 2013. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

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In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

RBC Capital Markets, LLC